Exhibit 21.1

SUBSIDIARIES

The following is a wholly-owned subsidiary of Island Breeze International, Inc.

1.           Island Breeze International a Cayman Islands exempt company formed on September 27, 2006.

The following is a wholly-owned subsidiary of Island Breeze International.

1.           Island Breeze International Asia, Limited a Hong Kong limited company incorporated on August 14, 2009.